Exhibit 2.1

PLAN OF CONVERSION AND REORGANIZATION

of

FIRST CONNECTICUT BANCORP, INC.

and

FARMINGTON BANK

January 25, 2011

i

1.            INTRODUCTION.

This Plan of Conversion and Reorganization (the “Plan”) provides for the conversion and reorganization of First Connecticut Bancorp, Inc., a Connecticut-chartered mutual holding company (the “Mutual Holding Company”), into the stock holding company form of organization (the “Conversion”). The Mutual Holding Company currently owns 100.0% of the common stock of Farmington Bank, a Connecticut-chartered capital stock bank (the “Bank”). This Plan provides for the formation of a new stock holding company (the “Holding Company”) to succeed to all of the rights and obligations of the Mutual Holding Company. In addition, the Holding Company will offer the Holding Company Common Stock in a series of Offerings upon the terms and subject to the conditions set forth in this Plan. Upon completion of the Conversion, the Holding Company will own 100.0% of the outstanding capital stock of the Bank. In furtherance of the Bank's commitment to its community, this Plan also provides for the establishment and funding of a charitable foundation, Farmington Bank Community Foundation, Inc. (the “Foundation”). The Holding Company intends to contribute a number of shares of its authorized but unissued Common Stock equal to 4.0% of the shares of Common Stock issued in the Offerings.

The purpose of converting to the fully public stock form of ownership and conducting the Offerings at this time is to provide the Bank with additional capital to (i) support its organic strategic growth plans; (ii) maintain a strong capital position by exceeding regulatory guidelines; (iii) achieve enhanced profitability by growing its assets and otherwise positioning it to successfully compete in a competitive financial services marketplace; (iv) increase franchise and stockholder value; (v) expand products and services to meet the needs of its customers; (vi) allow it to continue to retain and attract talented and experienced employees through stock based compensation; and (vii) increase its philanthropic endeavors to the communities it serves through the formation and funding of the Foundation.

This Plan has been adopted by the Boards of Directors of the Mutual Holding Company and the Bank and shall be adopted by the Board of Directors of the Holding Company after it is formed.  The Plan must be approved by at least (i) a majority of the total voting power of the Corporators eligible to vote and (ii) a majority of Independent Corporators, who shall constitute not less than 60.0% of the total voting power of the Corporators. The Conversion also must be approved by the Commissioner and is subject to review and non-objection by the FDIC. In addition, the Bank must receive final approval from the FRB to allow the Mid-Tier Holding Company and the Holding Company to become bank holding companies and own 100.0% of the Bank’s capital stock.

The Conversion will have no impact on depositors, borrowers or customers of the Bank.  Upon consummation of the Conversion, the Bank will continue to be regulated by the Department of Banking, as its chartering authority, and by the FDIC.  In addition, the Bank will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up the maximum limit provided by law.

2.            DEFINITIONS.

As used in this Plan, the terms set forth below have the following meanings:

ACTING IN CONCERT means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.  A Person that acts in concert with another Person shall also be deemed to be acting in concert with any Person that is also acting in concert with that other Person, except that any Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be acting in concert with its trustee or a person that serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.  The determination of whether a group is Acting in Concert shall be made by the Board of Directors of the Holding Company or Officers delegated by such Board of Directors in accordance with Connecticut law and may be based on any evidence upon which the Board of Directors or such delegate chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed Joint 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Mutual Holding Company, the Holding Company and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

AFFILIATE means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

APPLICATION means the application, including a copy of the Plan, submitted to the Commissioner for approval of the Conversion.

ASSOCIATE, when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Mutual Holding Company, the Bank or the Holding Company, or a majority-owned subsidiary of the Mutual Holding Company, the Holding Company or the Bank) if the person is an officer or partner or beneficially owns, directly or indirectly, 10.0% or more of any class of equity securities of the corporation or organization; (ii) a trust or other estate if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, provided, however, that such term does not include any Tax-Qualified Employee Stock Benefit Plan of the Mutual Holding Company, the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or a fiduciary; and (iii) any Person who is related by blood or marriage to such person and who lives in the same home as such person, or who is a Director or senior Officer of the Mutual Holding Company, the Holding Company, the Bank or any of their subsidiaries.

BANK means Farmington Bank, a stock bank organized under the laws of Connecticut.

BANK BENEFIT PLAN(S) includes, but is not limited to, Tax-Qualified Employee Stock Benefit Plans and Non-Tax-Qualified Employee Stock Benefit Plans.

BANK COMMON STOCK means the common stock of the Bank, par value $0.01 per share, which stock is not and will not be insured by the FDIC or other governmental authority, all of which is currently held by the Mutual Holding Company and subsequent to the Conversion, all of which will be held by the Holding Company.

BANK LIQUIDATION ACCOUNT means the Liquidation Account established in the Bank in connection with the Conversion.

CODE means the Internal Revenue Code of 1986, as amended.

COMMISSIONER means the Banking Commissioner of the State of Connecticut.

CONTROL (including the terms “controlling,” “controlled by” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

CONVERSION means the series of transactions provided for in this Plan. All such transactions shall occur substantially simultaneously.

CONVERSION STOCK means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan.

CORPORATOR means a Person qualifying as a corporator of the Mutual Holding Company in accordance with the Mutual Holding Company’s certificate of incorporation and bylaws and the laws of the State of Connecticut.

CORPORATORS’ MEETING means a special meeting of the Corporators called for the purpose of submitting this Plan to the Corporators for their approval.

DEPARTMENT OF BANKING means the State of Connecticut Department of Banking.

DEPOSIT ACCOUNT means an account maintained at the Bank into which deposits may be made.

DEPOSITOR means any person who is legally entitled to withdraw funds from a Deposit Account.

DIRECTOR refers to the directors of the Mutual Holding Company, Bank or the Holding Company, as indicated by the context.

ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the Liquidation Account.

ELIGIBILITY RECORD DATE means the date for determining Eligible Account Holders and is the close of business on September 30, 2009.

ESOP means the Farmington Bank Employee Stock Ownership Plan or such other Tax-Qualified Employee Stock Benefit Plan adopted by the Holding Company or the Bank in connection with the Conversion, the purpose of which shall be to hold Holding Company Common Stock.

ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

FOUNDATION means the Farmington Bank Community Foundation, Inc.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

FRB APPLICATION means the application to be submitted to the FRB seeking the FRB’s prior approval to allow the Mid-Tier Holding Company and the Holding Company to become bank holding companies and own 100% of the Bank’s capital stock.

HOLDING COMPANY means First Connecticut Bancorp, Inc., a stock corporation to be organized under the laws of the State of Maryland.  Upon completion of the Conversion, the Holding Company shall hold all of the outstanding capital stock of the Bank.

HOLDING COMPANY COMMON STOCK means the common stock of the Holding Company, $0.01 par value per share, which stock is not and will not be insured by the FDIC or any other governmental authority.

INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Mutual Holding Company, the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

INDEPENDENT CORPORATOR means a Corporator who is not an employee, officer, director, trustee or significant borrower of the Mutual Holding Company or the Bank.

LIQUIDATION ACCOUNT means the account established by the Holding Company that represents the potential interest of the Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in the Mutual Holding Company in connection with the Conversion, as described in Section 15.

LOCAL COMMUNITY means (i) all towns, cities and counties in which the Bank has offices, (ii) each such town’s, city’s or county’s metropolitan statistical area, and (iii) all zip code areas in the Bank’s Community Reinvestment Act assessment area.

MARKET MAKER means a securities dealer who (i) regularly publishes bona fide competitive bid and offer quotations for the Holding Company Common Stock in a recognized inter-dealer quotation system, (ii) furnishes bona fide competitive bid and offer quotations for the Holding Company Common Stock on request, or (iii) may effect transactions for the Holding Company Common Stock in reasonable quantities at quoted prices with other brokers or dealers.

MID-TIER HOLDING COMPANY means Farmington Holding, Inc., a stock holding company to be organized under the laws of the State of Connecticut.

MID-TIER HOLDING COMPANY MERGER means the merger of the Mid-Tier Holding Company with and into the Holding Company, with the Holding Company as the survivor, as described in the form of Plan of Merger attached hereto as Annex A-2. .

MUTUAL HOLDING COMPANY means First Connecticut Bancorp, Inc., a mutual holding company organized under the laws of the State of Connecticut.

MUTUAL HOLDING COMPANY MERGER means the merger of the Mutual Holding Company with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the survivor, as described in the form of Plan of Merger attached hereto as Annex-A-1.

OFFERINGS mean the offering of Conversion Stock to Persons in the Subscription Offering, the Community Offering, the Syndicated Community Offering and/or Public Offering.

OFFICER means the chairman of the board of directors, president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions of any organization, whether incorporated or unincorporated, and any person who has been designated as an officer by the governing board of such organization.

ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 10 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan or Supplemental Eligible Account Holder.

PERSON means an individual, company, including any corporation, joint stock company, trust, association, partnership, limited partnership, unincorporated organization, limited liability company or similar organization, or any other legal entity, including a federal, state or municipal government or agency or any political subdivision thereof.

PLAN OF CONVERSION AND REORGANIZATION means this Plan of Conversion as adopted by the Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank and any amendment hereto as provided herein.

PRIMARY PARTIES means the Mutual Holding Company, the Bank and the Holding Company.

PROSPECTUS means the one or more documents to be used in offering the Conversion Stock in the Offerings.

PUBLIC OFFERING means the offering for sale by the Underwriters to the general public of any shares of Holding Company Common Stock not subscribed for in the Subscription Offering, the Community Offering or any Syndicated Community Offering.

PURCHASE PRICE means the price per share at which the Conversion Stock is sold by the Holding Company in the Offerings in accordance with the terms of the Plan.

QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50.00, and (ii) a Supplemental Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.00.

SEC means the United States Securities and Exchange Commission.

SUBSCRIPTION OFFERING means the offering of the shares of Conversion Stock through nontransferable subscription rights for purchase by Participants, under Sections 5, 6 and 7 of the Plan.

SUBSCRIPTION RIGHTS mean nontransferable subscription rights distributed without payment to Participants pursuant to the terms of the Plan.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person (other than Directors and Officers of the Mutual Holding Company, the Holding Company or the Bank or their Associates), holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

SUPPLEMENTAL ELIGIBILITY RECORD DATE means the date for determining the Supplemental Eligible Account Holders, which date is the last day of the calendar quarter preceding the Commissioner's approval of the Conversion and will only occur if the Commissioner has not approved the Conversion within 15 months of the Eligibility Record Date.

SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN is any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit sharing or other plan and which, with its related trust, is “qualified” under section 401 of the Code as from time to time in effect.  A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.

UNDERWRITER means any person who has purchased from the Holding Company with a view to, or offers to sell for the Holding Company in connection with, the distribution of any security, or participates or has a direct or indirect participation in the direct or indirect underwriting of any such undertaking, but such term shall not include a person whose interest is limited to a commission from an underwriter or dealer not in excess of the usual and customary distributors' or sellers’ commission.

3.	GENERAL PROCEDURE FOR CONVERSION.

(a)           It is anticipated that the Conversion will be effected in accordance with the steps set forth below, provided, however, that it may be effected in any other manner that is consistent with the purposes of the Plan and applicable laws and regulations.  The choice of which method to use to effect the Conversion will be made by the Board of Directors of the Mutual Holding Company immediately prior to the closing of the Conversion.  Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Board of Directors of the Mutual Holding Company and the Bank, and applicable federal and state regulations and policy.

(i)	The Holding Company shall be incorporated as a Maryland corporation and the Mid-Tier Holding Company shall be incorporated as a Connecticut corporation.

(ii)	The Mutual Holding Company shall contribute to the Mid-Tier Holding Company 100% of the Bank Common Stock held by the Mutual Holding Company.

(iii)
The Mutual Holding Company shall merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity pursuant to a Plan of Merger (the “Mutual Holding Company Merger”), whereby the shares of the Mid-Tier Holding Company Common Stock held by the Mutual Holding Company immediately prior to the Mutual Holding Company Merger will be extinguished and the Depositors will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their interests in the Mutual Holding Company.

(iii)
Immediately thereafter, the Mid-Tier Holding Company shall merge with and into the Holding Company (the “Mid-Tier Holding Company Merger”), with the Holding Company as the surviving entity, pursuant to a Plan of Merger, whereby the Bank will become the wholly-owned subsidiary of the Holding Company and the liquidation interests constructively received by the Depositors in the Mutual Holding Company Merger will automatically, without further action on the part of such Depositors, be exchanged for an interest in the Liquidation Account.

(iv)
Immediately thereafter, the Holding Company will consummate the sale of the Conversion Stock in the Offerings. Shares of Conversion Stock will be offered in a Subscription Offering in descending order of priority to (i) Eligible Account Holders, (ii) Tax-Qualified Employee Stock Benefit Plans and (iii) Supplemental Eligible Account Holders, if any.  Any shares of Conversion Stock not subscribed for by the foregoing classes of Persons will be offered for sale to certain members of the public through a Community Offering, a Syndicated Community Offering or a Public Offering or through a combination of such Offerings.

(v)	Subject to the Commissioner’s approval, the Holding Company will contribute at least 50.0% of the net proceeds of the Offering to the Bank in a constructive exchange for the Bank Liquidation Account.

(b)           The Boards of Directors of the Mutual Holding Company and the Bank have adopted this Plan and shall seek the approval of the Corporators. The Bank shall provide all Corporators with notice of the Corporators’ Meeting and informational material regarding the Plan at least 10 days prior to the Corporators’ Meeting.  At the Corporators’ Meeting, the Plan must be approved by the affirmative vote of at least (i) a majority of the total voting power of the Corporators eligible to vote, which total voting power shall not be less than 25 Corporators, and (ii) a majority of Independent Corporators who shall constitute not less than 60.0% of the total voting power of the Corporators. Following the Corporators’ Meeting, the Mutual Holding Company shall file with the Commissioner a certificate of the Secretary of the Mutual Holding Company that the Corporators’ Meeting was held and that the Plan was duly approved by the Corporators in accordance with the voting requirements stated in this Plan. In addition, the Bank plans to notify Depositors, in accordance with applicable regulations, that the Boards of Directors of the Mutual Holding Company and the Bank adopted the Plan and that a copy of the Plan is available for inspection at the Bank’s main office and branches.

(c)           Following receipt of requisite approval of the Conversion by the Commissioner, the Holding Company will mail to Participants a Prospectus and Order Form for the purchase of Conversion Stock in the Offerings.

(d)           The Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank will take all necessary steps to complete the Conversion, including filing timely applications and other materials for approval with the Commissioner, the FDIC, the FRB, and the SEC, as necessary.  The Mutual Holding Company must also receive a tax ruling from the Internal Revenue Service or an opinion from its counsel as to the tax consequences of the Conversion, providing in part that the Conversion will not result in a taxable reorganization of the Mutual Holding Company, the Holding Company or the Bank under the Code.  All notices regarding the filing of the applications will be published as required.

(e)           The Board of Directors of the Bank intends to take all necessary steps to form the Holding Company, including the filing of any necessary applications to the appropriate regulatory authorities that will govern the activities of the Holding Company. Upon consummation of the Conversion, the Bank will be a wholly-owned subsidiary of the Holding Company and the initial Directors of the Holding Company will be the Directors of the Bank and the Holding Company. The Holding Company will issue and sell the Conversion Stock in accordance with this Plan and make timely applications for any requisite regulatory approvals, including an application to register as a bank holding company, and the filing of a registration statement to register the sale of the shares of Conversion Stock with the SEC.

(f)           The Holding Company may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Offerings, including the payment of fees to brokers for assisting Persons in completing and/or submitting Order Forms. The Holding Company shall use its best efforts to ensure that all fees, expenses, retainers and similar items are reasonable.

4.            TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

(a)           An Independent Appraiser shall be employed by the Primary Parties to provide an independent valuation of the estimated pro forma market value of the Conversion Stock to be issued in the Conversion, as required by applicable regulations. The Boards of Directors of the Primary Parties shall thoroughly review and analyze the methodology and fairness of the independent appraisal. The valuation will be made by a written report to the Primary Parties, contain the factors upon which the valuation was made and conform to procedures adopted by the Commissioner and the FDIC. The valuation shall contain an Estimated Price Range reflecting the anticipated pro forma market value of the Conversion Stock to be issued in the Conversion. The maximum and minimum aggregate Purchase Price shall not be more than 15.0% above or 15.0% below, respectively, the midpoint of the Estimated Price Range.

(b)           The total number of shares (and the range thereof) of Conversion Stock that will be sold in connection with the Conversion will be determined by the Boards of Directors of the Mutual Holding Company, the Holding Company, the Bank and the Holding Company immediately prior to the commencement of the Subscription Offering; provided, however, that the Boards of Directors may elect to increase or decrease the number of shares of Conversion Stock to be offered in the Offerings in the event of a demand for the Holding Company Common Stock or changes in market and financial conditions, with the approval of the Commissioner. If deemed appropriate, the Commissioner may condition its approval by requiring a resolicitation of subscribers. In particular, if the Estimated Price Range is increased to reflect changes in market and financial conditions after the close of the Subscription Offering and prior to the completion of the Offering, the total number of shares of Conversion Stock offered may be increased by up to 15.0%, so long as the aggregate Purchase Price is not more than 15.0% above the maximum of the Estimated Price Range.

(c)           All shares of Conversion Stock sold in the Offerings shall be sold at a uniform price per share, which when multiplied by the number of shares of Conversion Stock shall be equivalent to the pro forma market value of the Conversion Stock to be issued in the Conversion in accordance with the valuation furnished by the Independent Appraiser. At the close of the Subscription Offering, the Independent Appraiser shall present a valuation of the pro forma market value of the Conversion Stock to be issued in the Conversion. The aggregate Purchase Price of the Conversion Stock shall be adjusted to reflect any required changes in the Estimated Price Range. If, as a result of such adjustment, the Aggregate Purchase Price is more than 15.0% above the maximum of the Estimated Price Range, the Bank shall obtain an amendment to the Commissioner’s approval. If deemed appropriate, the Commissioner may condition their approval or non-objection by requiring a resolicitation of subscribers. The adjusted price per share for each share of Conversion Stock when multiplied by the number of shares of Conversion Stock shall be equivalent to the pro forma market value of the Conversion Stock to be issued in the Conversion in accordance with the valuation furnished by the Independent Appraiser.

5.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a)           Each Eligible Account Holder shall receive, as first priority and without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $400,000 of the Conversion Stock sold in the Offerings, (ii) one-tenth of 1.0% of the number of shares of Conversion Stock issued in the Offerings, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the number of the shares of Conversion Stock that will be issued in the Offerings by a fraction, the numerator of which is the total amount of the Qualifying Deposits of the Eligible Account Holder and the denominator of which is the total amount of the Qualifying Deposits of all Eligible Account Holders.

(b)           In the event of an oversubscription for shares of Conversion Stock by Eligible Account Holders pursuant to paragraph 5(a), the Conversion Stock available for purchase will be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his/her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by such Eligible Account Holder. Any shares of Conversion Stock remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of each such Eligible Account Holder’s Qualifying Deposit bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied, until all available shares of Conversion Stock have been allocated or all subscriptions have been satisfied.

(c)           Subscription Rights held by Eligible Account Holders who are also Directors or Officers of the Primary Parties or such Directors’ or Officers’ Associates will be subordinated to the Subscription Rights of other Eligible Account Holders to the extent such Subscription Rights are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6.	SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

(a)           Tax-Qualified Employee Stock Benefit Plans shall receive without payment, as a second priority after the satisfaction of the subscriptions of Eligible Account Holders, non-transferable Subscription Rights to purchase up to 10.0% of the shares of Conversion Stock offered for sale in the Offerings, including any shares of Conversion Stock to be issued as a result of an increase in the Conversion Stock valuation range approved by the Commissioner. If, after the satisfaction of the subscriptions of Eligible Account Holders, a sufficient number of shares of Conversion Stock are not available to fill the subscriptions by such Tax-Qualified Employee Stock Benefit Plans, the subscriptions shall be filled to the maximum extent possible. If all of the shares of Conversion Stock offered in the Subscription Offering are purchased by Eligible Account Holders, then the Tax-Qualified Employee Stock Benefit Plans may purchase shares in the open market following consummation of the Conversion or may purchase authorized but unissued shares directly from the Holding Company. If authorized, the ESOP may purchase up to 8.0% of the Conversion Stock to be issued and any other Tax-Qualified Employee Plans may purchase in the aggregate up to 2.0% of the Conversion Stock to be issued. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan; provided, however, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

7.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY).

(a)           Each Supplemental Eligible Account Holder, if any, shall receive without payment, as a third priority after the satisfaction of the subscriptions of Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans, non-transferable Subscription Rights to purchase up to the greater of (i) $400,000 of the of Conversion Stock sold in the Offerings, (ii) one-tenth of 1.0% of the number of shares of Conversion Stock issued in the Offerings, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the number of the shares of Conversion Stock that will be issued in the Offerings by a fraction, the numerator of which is the total amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator of which is the total amount of all of the Qualifying Deposits of all Supplemental Eligible Account Holders.

(b)           In the event of an oversubscription for shares of Conversion Stock by the Supplemental Eligible Account Holders pursuant to paragraph 7(a), the shares of Conversion Stock available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares of Conversion Stock remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of each Supplemental Eligible Account Holder’s Qualifying Deposit bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied until all available shares of Conversion Stock have been allocated or all subscriptions have been satisfied.

(c)           If a person is an Eligible Account Holder and a Supplemental Eligible Account Holder, the Eligible Account Holder’s allocation shall be included in determining the number of shares of Conversion Stock that may be allocated to such person as a Supplemental Eligible Account Holder.

8.	COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

A.	Community Offering.

(i)           Conversion Stock which remains unsubscribed for after the exercise of Subscription Rights pursuant to Sections 5 through 7 hereof may be offered for sale to the general public through a Community Offering.  The Community Offering will be conducted in a manner that will promote a widespread distribution of the Conversion Stock.  The Community Offering may commence simultaneously with, during or after the Subscription Offering, as the Boards of Directors of the Holding Company and the Bank so determine, provided, however, that it must be completed not more than 45 days after the last day of the Subscription Offering, unless otherwise extended with the approval of the Commissioner. The Community Offering may involve the use of a broker, dealer, consultant or investment banking firm experienced in the sale of savings institution securities.

(ii)           In making the Community Offering, preference will be given first to natural persons residing in the Bank’s Local Community, then to natural persons residing elsewhere in the State of Connecticut, and then to the public at large. Persons shall have the right to purchase up to the maximum of $400,000 of the Conversion Stock sold in the Offerings, subject to the maximum purchase limitations specified in Section 9 hereof; provided, however, orders accepted in the Community Offering shall be filled up to a maximum of 2.0% of the total Conversion Stock, and thereafter, remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Holding Company and the Bank may accept or reject subscriptions for shares of Conversion Stock in the Community Offering in whole or in part.

B.           Syndicated Community Offering.

If any Conversion Stock remains unsubscribed for after the close of the Subscription Offering and Community Offering, the Holding Company may use the services of a syndicate of registered broker-dealers to sell such unsubscribed shares of Conversion Stock on a best efforts basis.  The Syndicated Community Offering will be conducted in a manner that will promote the widespread distribution of the Conversion Stock. The syndicate of registered broker-dealers may be managed by one of the syndicate members who will act as agent of the Holding Company to assist the Holding Company in the sale of the Conversion Stock. Neither the syndicate manager nor any other syndicate member shall have any obligation to take or purchase any of the shares of Conversion Stock in the Syndicated Community Offering. The Syndicated Community Offering, if held, is expected to be held during or promptly after the Subscription Offering, as may be determined at any time by the Boards of Directors, provided that it must be completed not more than 45 days after the last day of the Subscription Offering, unless otherwise extended with the approval of the Commissioner. Persons shall have the right to purchase up to the maximum of 5.0% of Conversion Stock sold in the Offerings in the Syndicated Community Offering, subject to the maximum purchase limitations specified in Section 9 hereof; provided, however, orders accepted in the Syndicated Offering shall be filled up to a maximum of 2.0% of the total Conversion Stock, and thereafter, remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The Holding Company may accept or reject subscriptions for shares of Conversion Stock in the Syndicated Community Offering in whole or in part.

C.           Public Offering.

If for any reason a Syndicated Community Offering of unsubscribed shares of Conversion Stock cannot be effected or is not deemed to be advisable, and shares of Conversion Stock remaining unsold after the Subscription Offering, the Community Offering or any Syndicated Community Offering, these shares may be sold to Underwriters for resale to the general public in a Public Offering.  Any such Public Offering shall be conducted in accordance with applicable law and regulations. It is expected that the Public Offering would commence as soon as practicable after termination of the Subscription Offering, Community Offering and any Syndicated Community Offering.

If for any reason a Public Offering of unsubscribed shares of Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering, Community Offering or any Syndicated Community Offering, the Boards of Directors of the Holding Company and Bank will seek to make other arrangements for the sale of the remaining shares of Conversion Stock. Such other arrangements will be subject to the approval of the Commissioner and to compliance with applicable securities laws.

D.           Timing of Offerings.

In addition to any other restrictions set forth in this Plan or required by applicable law, the Offerings shall be completed within twenty-four (24) months from the date this Plan is approved by the Board of Directors of the Mutual Holding Company, the Holding Company and the Bank.

9.	LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.

The following limitations shall apply to all purchases and issuances of Conversion Stock in the Offerings:

(a)           Other than the Tax-Qualified Employee Stock Benefit Plan, the limitations to which are set forth below, the maximum number of shares of Conversion Stock that may be subscribed for in the Offerings by any Person or Participant is 40,000 and the maximum number of shares that may be subscribed by any Person together with an Associate or group of Persons Acting in Concert in the Offerings is 100,000.

(b)           A minimum of 25 shares of Conversion Stock must be purchased by each Person in the Offerings to the extent such shares are available; provided; however, that such minimum number will be reduced so that the aggregate Purchase Price of such minimum shares will not exceed $500.00.

(c)           In addition to the other restrictions and limitations set forth herein, the maximum aggregate number of shares of Conversion Stock which may be subscribed for and purchased by Directors, Officers, employees and their Associates, when combined with the Exchange Shares received by such Persons, shall not exceed 25.0% of the total number of shares of Conversion Stock purchased and issued in the Offerings, including any shares of Conversion Stock which may be issued in the event of an increase in the maximum of the Estimated Purchase Price to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to the completion of the Offering.

(d)           Notwithstanding the limitations set forth above and except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, the limitations to which are set forth below, the maximum aggregate amount of Conversion Stock which any Person, together with any Associate or Persons Acting in Concert, may, directly or indirectly, subscribe for or purchase in the Offerings, shall not exceed 5.0% of the total number of shares of Conversion Stock to be outstanding upon consummation of the Conversion, including any shares of Conversion Stock which may be issued in the event of an increase in the maximum of the Estimated Purchase Price to reflect a greater demand for shares or changes in market or financial conditions after commencement of the Subscription Offering and prior to the completion of the Offering.

(e)           The maximum number of shares of Conversion Stock which may be purchased in the Conversion by the ESOP shall not exceed 8.0% and all Tax Qualified Employee Stock Benefit Plans shall not exceed 10.0% of the total number of shares of Conversion Stock sold in the Offerings, in each instance, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect a demand for the shares or changes in market or financial conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

(f)           Depending upon the demand for our share and market and financial conditions and subject to any required regulatory approvals, the Boards of Directors, without further approval of the Corporators, unless such further approval is required by the Commissioner, may increase or decrease the purchase limitations in this Plan to a percentage that does not exceed 5.0% of the total number of shares of Conversion Stock purchased and issued in the Offerings, except as otherwise provided below. If the maximum purchase limitation is increased, the Holding Company must resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Holding Company, resolicit certain other large subscribers. Requests to purchase additional shares of the Conversion Stock in the event that the purchase limitations are so increased will be granted by the Board of Directors of the Holding Company in its sole discretion. Upon request, the Commissioner may approve the purchase limitation to be increased to a percentage that does not exceed 10.0% of the total number of shares of Conversion Stock purchased and issued in the Offerings.

(g)           The Holding Company and the Bank shall have the right to take such action as they may, in their discretion based on the relevant facts and circumstances, deem necessary or appropriate to monitor and enforce the limitations and restrictions set forth in this Plan and the Order Form, including the  right to reject, limit or revoke acceptance of any subscriptions or order, delay, terminate or refuse to consummate any sale of Conversion Stock which they believe may violate, or is designed to evade or circumvent such limitations and restrictions.  In the event the number of shares of Conversion Stock otherwise allocable to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted hereunder, the number of shares of Conversion Stock allocated to such Person and such Person’s Associates shall be reduced to the lowest applicable limitation to that Person and so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

(h)           For purposes of this Section 9, (i) Directors and Officers of the Mutual Holding Company, the Bank or the Holding Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors or Officers of the Mutual Holding Company, the Bank or the Holding Company; (ii) the Holding Company shall not aggregate the Conversion Shares attributed to a Person in a Tax-Qualified Employee Stock Benefit Plan  with shares of Conversion Stock purchased directly by, or otherwise attributable, to such Person; and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan; and (iv) Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be Associates or Affiliates of, or Persons Acting in Concert with, any Director or Officer of the Holding Company or the Bank.

10.	TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

(a)           Promptly after the Commissioner and the SEC have declared effective the Prospectus and all other required regulatory approvals have been obtained, the Holding Company shall cause the Prospectus, together with the Order Forms, to be distributed to all Participants at their last known address appearing in the records of the Bank, for the purpose of enabling them to exercise their respective Subscription Rights. The Prospectus shall describe the Conversion and the Offerings and will contain all information necessary to enable the recipients of the Prospectus and Order Forms to make informed investment decisions regarding the purchase of Conversion Stock and as required by the Commissioner and applicable laws and regulations

(b)           The Order Forms will contain or will be accompanied by, among other things, the following:

 (i)           An explanation of the rights and privileges granted under this Plan to each class of Persons granted Subscription Rights pursuant to Sections 5 to 7, inclusive, of this Plan with respect to the purchase of shares of Conversion Stock, including the maximum and minimum number of shares that may be purchased;

 (ii)          A specified time period in which Order Forms must be received by the Bank for purposes of exercising the Subscription Rights, which must be at least 20 days and not more than 45 days after the distribution of the Prospectus and Order Forms, unless otherwise extended with the approval of the Commissioner;

 (iii)         A statement that the aggregate Purchase Price at which the Conversion Stock will ultimately be purchased in the Offerings has not been determined as of the date of mailing of the Prospectus and Order Form, but that such price will be within the range of prices which will be stated in the Prospectus and Order Form;

 (iv)         The amount which must be returned with the Order Form to subscribe for shares of Conversion Stock.  Such amount will be equal to the Purchase Price multiplied by the number of Conversion Shares subscribed for in accordance with the terms of this Plan;

 (v)          Instructions concerning how to indicate on such Order Form the extent to which a Person elects to exercise Subscription Rights under this Plan, the name or names in which the shares of Conversion Stock subscribed for are to be registered, the address to which certificates representing such shares are to be sent and the alternative methods of payment for Conversion Stock which will be permitted;

 (vi)         Specifically designated blank spaces for indicating the number of shares of Conversion Stock which each Person wishes to purchase and for dating and signing the Order Form;

 (vii)       An acknowledgment that the recipient of the Order Form has received, prior to signing the Order Form, the Prospectus;

 (viii)      A statement that the Subscription Rights provided for in this Plan are nontransferable, will be void after the specified time referred to in paragraph 10(b)(ii) above and may be exercised only by delivery of the Order Form, properly completed and executed, to the Bank, together with the full required payment (in the manner specified in Section 11 of this Plan) for the number of Shares subscribed for prior to such specified time;

 (ix)         Provision for certification to be executed by the recipient of the Order Form to the effect that, as to any shares of Conversion Stock which the Person elects to purchase, such recipient is purchasing such shares for the Person’s account only and has no present agreement or understanding regarding any subsequent sale or transfer of such shares;

 (x)          A statement to the effect that the executed Order Form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank; and

 (xi)         An explanation of the manner of required payment and a statement that payment may be made by withdrawal from a certificate of deposit without penalty.

11.           PAYMENT FOR CONVERSION STOCK.

(a)           Full payment for all shares of Conversion Stock subscribed for must be received by the Primary Parties, together with properly completed and executed Order Forms therefore.

(b)           A Tax-Qualified Employee Stock Benefit Plan that subscribes for Conversion Stock may pay for such shares of Conversion Stock upon consummation of the Offerings, provided that there is in force from the time of the Tax-Qualified Employee Stock Benefit Plan’s subscription until the consummation of the transactions contemplated by this Plan, a loan commitment pursuant to which the Tax-Qualified Employee Stock Benefit Plan will be loaned funds for the payment of the shares for which it subscribed.

(c)           If it is determined that the aggregate Purchase Price should be greater than the amount stated in the Order Forms, upon compliance with such requirements as may be imposed by the Commissioner and any other regulatory authorities, each Person who subscribed for shares of Conversion Stock will be permitted to withdraw their subscription and have their payment for shares returned to them in whole or in part, with interest, or to make payment to the Primary Parties of the additional amount necessary to pay for the shares of Conversion Stock subscribed for by such Person at the Purchase Price in the manner and within the time prescribed by the Primary Parties.

(d)           If the aggregate Purchase Price is outside the range of prices established by the Independent Appraiser and as set forth in the Prospectus, the Bank will apply for an amendment to the Commissioner's approval of this Plan and comply with such requirements as the Commissioner may then establish.

(e)           Payment for shares of Conversion Stock ordered for purchase by Eligible Account Holders, Supplemental Eligible Account Holders, if any, and persons in the Community Offerings will be permitted to be made in any of the following manners:

(i)           By cash, check, bank draft or money order, provided that checks will only be accepted subject to collection.  Cash should not be mailed; or

(ii)           By appropriate authorization of withdrawal from the subscriber’s Deposit Account at the Bank.  The Order Forms will contain appropriate means by which authorization of such withdrawals may be made. For purposes of determining the withdrawable balance of such Deposit Accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefore, but interest at the rates applicable to the Deposit Accounts from which the withdrawals have been deemed to have been made will be paid by the Bank on the amounts deemed to have been withdrawn until the date on which the Offering is consummated, at which date the authorized withdrawal will actually be made.  Such withdrawals may be made upon receipt of Order Forms authorizing such withdrawals, but interest will be paid by the Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the sales of Conversion Stock pursuant to exercise of Subscription Rights are actually consummated.  Interest will be paid by the Bank at not less than the rate per annum being paid by the Bank on its passbook accounts at the time the Subscription Offering commences on payments for Conversion Stock received in the Subscription Offering in cash or by check, bank draft, money order or negotiable order of withdrawal from the date payment is received until consummation or termination of the Offerings.  The Bank shall be entitled to invest all amounts paid for subscriptions in the Subscription Offering for its own account until completion or termination of the Offering.

(f)           Wire transfers as payment for shares of Conversion Stock ordered for purchase will not be permitted or accepted as proper payment.

(g)          Payments for the purchase of Conversion Stock in the Subscription Offering will be permitted through authorization of withdrawals from certificate accounts at the Bank without early withdrawal penalties.  If the remaining balances of the certificate accounts after such withdrawals are less than the minimum qualifying balances under applicable regulations, the certificates evidencing the accounts will be canceled upon consummation of the Offerings, and the remaining balances will thereafter earn interest at the rate provided for in the certificates in the event of cancellation.

(h)          The Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

(i)           Each share of Conversion Stock shall be non-assessable upon payment in full of the aggregate Purchase Price owing.

12.	EXPIRATION OF SUBSCRIPTION RIGHTS; UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT PAYMENT.

(a)           All Subscription Rights provided for in this Plan will expire on a specified date described in the Prospectus and Order Form which shall be not less than 20 days nor more than 45 days following the date on which Order Forms are first mailed to the Participants, provided that the Primary Parties shall have the power to extend such expiration date upon receiving approval by the Commissioner.

(b)           In those cases in which the Primary Parties are unable to locate particular persons granted Subscription Rights under this Plan, and cases in which Order Forms: (i) are returned as undeliverable by the United States Post Office; (ii) are not received back by the Primary Parties or are received by the Primary Parties after the expiration date specified thereon; (iii) are defectively filled out or executed; or (iv) are not accompanied by the full required payment for the shares of Conversion Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), the Subscription Rights of the Person to whom such Subscription Rights have been granted will lapse as though such Person failed to return the completed Order Form within the time period specified thereon. Furthermore, in the event that Order Forms (i) are not delivered and are returned to the Primary Parties by the United States Postal Service, or the Bank is unable to locate the addressee, or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the Order Form within the time period specified thereon.

(c)           The Primary Parties shall have the right, in their discretion based on the applicable facts and circumstances and without liability to any subscriber or other Person, to reject or reduce any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is submitted by facsimile or is photocopied; (iv) that is not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (v) that is submitted by a Person whose representations are believed by the Primary Parties to be false or who the Primary Parties otherwise believe, either alone or Acting In Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan.  The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify.  The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final, conclusive and binding on all Persons.

13.	PARTICIPANTS IN NONQUALIFIED JURISDICTIONS OR FOREIGN COUNTRIES.

The Primary Parties will make reasonable efforts to comply with the securities laws of all jurisdictions of the United States in which Participants entitled to subscribe for shares of Conversion Stock pursuant to this Plan reside; provided, however, that no such Participant will be offered any Subscription Rights or sold any Conversion Stock under this Plan who resides in a foreign country or who resides in a jurisdiction of the United States with respect to which all of the following apply: (a) there are few Participants eligible to subscribe for shares of Conversion Stock under the Plan who reside in such jurisdiction, (b) the granting of Subscription Rights or the offer or sale of Conversion Stock to such Participants would require the Primary Parties or their employees, under the laws of such jurisdiction, to register as a broker, dealer or agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, and (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to such Persons.

14.           VOTING RIGHTS OF SHAREHOLDERS.

Following the Conversion, voting rights with respect to the Bank will be held and exercised exclusively by the Holding Company, as the owner of all of the issued and outstanding capital stock of the Bank. Voting rights with respect to the Holding Company will be held and exercised exclusively by the holders of the Holding Company Common Stock.

15.           LIQUIDATION ACCOUNT.

(a)           Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. The Liquidation Account will be maintained in an amount equal to the net worth of the Mutual Holding Company in the statement of financial condition included in the final Prospectus.  The function of the Liquidation Account is to establish a priority in the event of liquidation of (i) the Bank or (ii) the Bank and the Holding Company and, except as provided for in this Section 15, shall not affect the Bank’s or Holding Company’s net worth. The Holding Company shall cause the Bank to establish and maintain the Bank Liquidation Account for the Eligible Depositors and Supplemental Eligible Depositors who continue to maintain a Deposit Account at the Bank.

(b)           In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such an event) within ten (10) years of the Conversion, following all liquidation payments to creditors of the Holding Company and the Bank (including Depositors) and the Holding Company, as applicable, each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive from the Liquidation Account a liquidation distribution in the amount of the then-current adjusted sub-account balances for Deposit Accounts then held by such Depositor. Such distribution shall be made before any liquidation distribution is to be made to any holders of capital stock of the Holding Company. No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions in which the Holding Company or the Bank is not the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the Liquidation Account shall be assumed by the surviving holding company or institution.

 (c)          In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) within ten (10) years of the Conversion, following all liquidation payments to creditors of the Bank (including Depositors), as applicable, at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of the liquidation to fund the distribution due with respect to the Liquidation Account, the Bank, with respect to the Bank Liquidation Account shall immediately pay directly to Eligible Account Holders and Supplemental Eligible Account Holders an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account, before any liquidation distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors.  Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Bank Liquidation Account with respect to the Holding Company, in the amount of the then-current adjusted subaccount balance for Deposit Accounts then held by such Depositor.  Such distribution shall be made before any liquidation distribution is to be made to any holders of capital stock of the Holding Company.

(d)           In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Depositor and Supplemental Eligible Depositor shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same terms, conditions and rights as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).

(e)           The initial balance of a sub-account in the Liquidation Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the amount of Qualifying Deposits in such Qualifying Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as appropriate, and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders or all Supplemental Account Holders, as appropriate, on the corresponding record date. For Qualifying Deposit Accounts in existence at both record dates, separate sub-accounts shall be determined on the basis of the Qualifying Deposits in such Qualifying Deposit Accounts on such record dates.

(f)           The initial balance of each sub-account in the Liquidation Account shall never be increased, but will be subject to downward adjustment as follows: If the balance in the Deposit Account to which a sub-account balance relates, at the close of business on any annual fiscal year closing date of the Bank subsequent to the corresponding record date, is less than the lesser of (i) the balance in such Deposit Account at the close of business on any other annual fiscal year closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, then the sub-account balance for such Deposit Account shall be adjusted by reducing such sub-account balance in an amount proportionate to the reduction in such Deposit Account balance. In the event of such downward adjustment, the sub-account balance shall not be subsequently increased, notwithstanding any increase in the balance of the related Deposit Account. If any Deposit Account is closed, its related sub-account balance shall be reduced to zero upon such closing.

 (g)           The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any of the equity accounts of the Holding Company or the Bank, except that neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account or Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company or the Bank. Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account and the Bank Liquidation Account, respectively. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their liquidation subaccounts.

(h)           The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account and the Bank Liquidation Account shall be reduced by the same amount and upon the same terms as any reduction in the Liquidation Account.  In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution exceeding such holder’s subaccount balance in the Liquidation Account.

(i)           For the two-year period following the completion of the Conversion, the Holding Company will not, without prior approval required by its banking regulators, (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated.  Upon the written request of the Connecticut Department of Banking at any time after two years from the completion of the Conversion, the Holding Company shall eliminate or transfer the Liquidation Account to the Bank and the Liquidation Account shall be assumed by the Bank, at which time the interests of the Eligible Depositors and Supplemental Eligible Depositors will be solely and exclusively established in such liquidation account at the Bank.  In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall become the liquidation account of the Bank and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors. The Liquidation Account shall be maintained for ten (10) years after the completion of the Conversion.

16.           TRANSFER OF DEPOSIT ACCOUNTS.

The Conversion will have no affect on the Deposit Accounts at the Bank, except to the extent individual Depositors choose to have funds withdrawn in connection with a subscription of shares of Conversion Stock in the Offerings.

17.	REQUIREMENTS FOLLOWING THE CONVERSION AND REORGANIZATION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

Following the Conversion, the Holding Company shall: (i) promptly register its shares of Holding Company Common Stock under the Securities Exchange Act of 1934, as amended, and shall not deregister its shares for at least 3 years; (ii) encourage and assist a Market Maker to establish and to maintain a market for the shares of Holding Company Common Stock; (iii) use its best efforts to list the shares of Holding Company Common Stock on a national or regional securities exchange or on the National Association of Securities Dealers Automated Quotation system; and (iv) file all reports that the Commissioner or other regulatory authorities may require.

18.	RESTRICTION ON TRANSFER OF CONVERSION STOCK BY OFFICERS AND DIRECTORS.

(a)           Directors and Officers of the Mutual Holding Company, the Holding Company and the Bank who purchase shares of Conversion Stock in the Offering are restricted from selling such shares for a period of one year after the effective date of the Conversion, except in the event of the death of such Officer or Director, unless such sale is otherwise approved by the Commissioner.

(b)           With respect to all shares of Conversion Stock subject to restriction on subsequent disposition pursuant to Section 18(a) hereof, each of the following provisions shall apply: (i) each certificate representing such shares of Conversion Stock shall bear a legend prominently stamped on its face giving notice of such restriction; (ii) instructions will be given to the transfer agent for the Holding Company not to recognize or effect any transfer of any certificates representing such shares of Conversion Stock, or any change of record ownership thereof in violation of such restriction on transfer; and (iii) any shares of the Conversion Stock issued in respect of a stock dividend, stock split or otherwise in respect of ownership of outstanding shares of Conversion Stock subject to restrictions on transfer hereunder will be subject to the same restrictions as are applicable to the Conversion Stock in respect of which such shares are issued.

19.	RESTRICTION ON ACQUISITIONS OF CONVERSION STOCK.

(a)           For a period of 7 years following completion of the Conversion, no Person, acting singly or with an Associate or one or more Persons Acting In Concert, shall directly or indirectly, offer to acquire or acquire the beneficial ownership of more than 10.0% of any class of an equity security of the Holding Company without the prior written approval of the Commissioner. The provisions of this Section 19 shall not apply to (i) any offer to acquire with a view toward public resale made solely and exclusively to the Holding Company, or underwriters or a selling group acting on behalf of the Holding Company; (ii) any offer to acquire up to 1.0% of any class of shares of the Holding Company, provided the Commissioner does not object in writing; (iii) an offer to acquire or an acquisition by a corporation whose ownership is or will be substantially the same as the Holding Company’s ownership, provided the offer or acquisition is made more than 1 year after the Conversion; or (iv) the acquisition by one or more Tax-Qualified Employee Stock Benefit Plans, provided that the Plans do not beneficially own more than 25.0% of the shares of Conversion Stock in the aggregate.

(b)           Where any Person directly or indirectly, acquires beneficial ownership of more than 10.0% of any class of any equity security of the Holding Company within such 7 year period without the prior approval of the Commissioner, the Conversion Stock beneficially owned by such Person in excess of such 10.0% limit shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote.

(c)           For a period of 3 years following completion of the Conversion, Directors and Officers of the Holding Company and the Bank and their Associates may only purchase shares of Conversion Stock from a registered broker-dealer under the applicable securities laws, except that such Officers, Directors and their Associates may (i) engage in a negotiated transaction involving more than 1.0% of issued and outstanding Conversion Stock and (ii) purchase Conversion Stock through any of the Holding Company’s Stock Benefit Plans.

20.	STOCK COMPENSATION PLANS.

(a)           The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion.

(b)           Subsequent to the Conversion, the Holding Company and the Bank are authorized to adopt stock option plans and management or employee stock plans, provided, however, that any such plan implemented during the 1 year following consummation of the Conversion: (i) is disclosed in the Prospectus; (ii) is subject to a separate majority vote by the shareholders of the Holding Company at least 6 months after consummation of the Conversion; (iii) in the case of a stock option plan, does not grant stock options in excess of 10.0% of the shares of Conversion Stock issued in the Conversion; (iv) in the case of management stock benefit plan, does not hold, in the aggregate, more than 3.0% of the shares of Conversion Stock issued in the Conversion, which may be increased to 4.0% with the approval of the Commissioner, subject to certain exceptions set forth in applicable regulations; (v) in the case of any tax-qualified employee stock benefit plan and management stock benefit plan, does not hold, in the aggregate, more than 10.0% of the shares of Conversion Stock issued in the Conversion; (vi) does not permit an individual to receive more than 25.0% of the shares under the plan; (vii) does not permit Directors of the Holding Company or the Bank who are not employees to receive more than 5.0% of the shares of any plan individually or 30.0% of the shares of any one or more benefit plan in the aggregate; (viii) complies with Connecticut statutes and regulations; (ix) does not grant stock options at less than the market price of such options at the time of grant; (x) is not funded by stock issued at the time of the Conversion; (xi) does not begin to vest earlier than one year after the shareholders of the Holding Company approve such plan or at a rate exceeding 20.0% per year; (xii) permits accelerated vesting only for disability or death or in the event of a change of control; and (xiii) provides that Officers or Directors shall exercise or forfeit their options if the Bank becomes critically undercapitalized under applicable federal law, is subject to an enforcement action by the Commissioner or receives a capital directive from the Commissioner.

21.           DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

(a)           The Holding Company may not repurchase shares of Conversion Stock for a period of 1 year after the Conversion, provided that the Holding Company may seek approval from the Commissioner to make (i) repurchases in the open market of up to 5.0% of the Holding Company’s outstanding stock in extraordinary circumstances; (ii) repurchases of qualifying shares of a director or pursuant to an offer made to all shareholders; (iii) repurchases to fund management recognition plans that have been ratified by the shareholders in accordance with the Holding Company’s Articles of Incorporation or Bylaws; and (iv) repurchases to fund Tax-Qualified Employee Stock Benefit Plans.  Such request for approval shall provide the purpose of the repurchases, an explanation of any extraordinary circumstances necessitating the repurchases and any additional information required by the Commissioner. The Holding Company shall aggregate purchases of shares by the Foundation with its repurchases.

(b)           The Holding Company may declare or pay a dividend on the Holding Company Common Stock after the completion of the Conversion (i) if the Holding Company does not return any capital, other than ordinary dividends, to purchasers during the term of the business plan submitted with the Conversion; (ii) the dividend will not reduce the Bank’s regulatory capital below the amount required for the Liquidation Account pursuant to Connecticut regulations; and (iii) it complies with applicable law.

22.           EFFECTIVE DATE.

The effective date of the Conversion shall be the date upon which the last of the following actions occurs: (i) the filing of the Plan of Merger or a Certificate of Merger with the Connecticut Secretary of State with respect to the Mutual Holding Company Merger and the filing of the Plan of Merger or Certificate of Merger with the Maryland Secretary of State with respect to the Mid-Tier Holding Company Merger; and (ii) the closing of the issuance of the shares of Conversion Stock in the Offering. The filing of the Plans of Merger or a Certificate of Merger relating to the Mutual Holding Company Merger and the Mid-Tier Holding Company Merger or the closings of the issuance of shares of Conversion Stock in the Offering shall not occur until all requisite regulatory and Corporator approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received.  It is intended that the closing of the Mutual Holding Company Merger, the Mid-Tier Holding Company Merger and the sales of shares of Conversion Stock in the Offering shall occur consecutively and substantially simultaneously.

23.           ARTICLES OF INCORPORATION AND BYLAWS.

As part of the Conversion, the Articles of Incorporation and Bylaws will be adopted to reflect the Conversion of the Mutual Holding Company from mutual to stock form.  Copies of the proposed Articles of Incorporation and Bylaws are attached hereto as Exhibit A-1 and Exhibit A-2, respectively, and made part of the Plan.  By approving the Plan, the Corporators of the Mutual Holding Company will be approving the Articles of Incorporation and Bylaws of the Holding Company. Prior to completion of the Conversion, the proposed Articles of Incorporation and Bylaws of the Holding Company may be amended in accordance with the provisions and limitations for amending the Plan under Section 25 herein. The effective date of the adoption of the Articles of Incorporation and Bylaws of the Holding Company shall be the date of filing of the Articles of Incorporation with the Secretary of State of Maryland.

24.           ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

As part of the Conversion, the Mutual Holding Company, the Holding Company and the Bank intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and to donate to the Foundation from authorized but unissued shares of Common Stock, 4.0% of the shares of Common Stock issued in the Offerings.  The establishment and funding of the Foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the local community to share in the Bank’s long-term growth and profitability.

The Foundation will be dedicated to the promotion of charitable purposes and causes in the communities served by Farmington Bank.  The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5.0% of the average fair value of Foundation assets each year, less certain expenses. To serve the purposes for which it was founded and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

The Board of Directors of the Foundation initially will be comprised of individuals who are Officers and/or Directors and/or Corporators of the Mutual Holding Company, the Holding Company or the Bank and at least one member of the local community.  The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The donations of Holding Company Common Stock to the Foundation will include a condition that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5.0% of the average market value of the assets held by the Foundation, except where the Foundation’s Directors determine that the failure to sell a greater amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

25.           AMENDMENT OR TERMINATION OF THE PLAN.

This Plan may be substantively amended by the Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank in their sole discretion at any time with the concurrence of the Commissioner and, if necessary, the FRB and FDIC, or as a result of comments from regulatory authorities.  This Plan may be terminated by the Boards of Directors of the Mutual Holding Company, the Holding Company and Bank at any time.

26.           INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Mutual Holding Company, the Holding Company and the Bank shall be final, subject to the authority of the Commissioner and other regulatory authorities.

Exhibit A-1

Exhibit A-2